Exhibit (a)(5)(A)

CONTACT
Gregory F. Hughes
Chief Operating Officer and
Chief Financial Officer
—or—
Heidi Gillette
Investor Relations
(212) 594-2700

SL Green Announces Put Option for 4.00% Exchangeable Senior Debentures due 2025
Issued by Reckson Operating Partnership

New York, NY, May 10, 2010 – SL Green Realty Corp. (the “Company”) (NYSE: SLG) announced today that Reckson Operating Partnership, L.P. (“Reckson”), a wholly-owned subsidiary of the Company’s operating partnership, SL Green Operating Partnership, L.P., is notifying holders of its outstanding 4.00% Exchangeable Senior Debentures due 2025 (CUSIP No.: 75621L AJ 3) (the "Debentures") of their option, pursuant to the terms of the Debentures, to require Reckson to purchase, on June 15, 2010 (the "Put Date"), all or a portion of such holders' Debentures (the "Put Option") at a purchase price, in cash, equal to $1,000 per $1,000 principal amount at maturity of the Debentures.  The Put Date is an interest payment date under the terms of the Debentures.  Accordingly, interest accrued up to, but excluding, the Put Date will be paid to all holders, including those that validly tender and do not validly withdraw their Debentures.

Reckson will pay the purchase price for the Debentures solely with cash. If all outstanding Debentures are surrendered for purchase pursuant to the Put Option, the aggregate cash purchase price will be approximately $81.4 million. Debentures that are not surrendered for purchase pursuant to the Put Option will remain outstanding and continue to be subject to the existing terms of the  Unless Reckson defaults in making payment of the purchase price on the Put Date, interest on the Debentures will cease to accrue on or after the Put Date. The Debentures validly tendered and not validly withdrawn shall not be exchangeable in accordance with their terms, even if otherwise exchangeable.

The opportunity to surrender Debentures for purchase pursuant to the Put Option will terminate at 5:00 p.m., New York City time, on June 8, 2010. In order to exercise the Put Option, a holder must follow the procedures set forth in the applicable notice to holders (the "Notice"). Holders may withdraw any Debentures previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on June 8, 2010.

Reckson will file a Tender Offer Statement on Schedule TO for the Debentures with the Securities and Exchange Commission. The Notice, which specifies the terms, conditions, and procedures for surrendering and withdrawing Debentures for purchase, will be filed as an exhibit to the Schedule TO and will also be available through the paying agent, which is The Bank of New York Mellon Trust Company, N.A. None of Reckson, its general partner, the officers and directors of the general partner or Reckson's employees have made or are making any representation or recommendation as to whether or not any holder should surrender any Debentures.

Questions and requests for assistance in connection with the surrender of the Debentures for purchase in this offer may be directed to The Bank of New York Mellon N.A. at (212) 815-3738,  or in writing at 101 Barclay Street, Floor 7 West, New York, New York 10286, Attn: Evangeline Gonzales.

This announcement is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Debentures.

Company Profile

The Company is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of March 31, 2010, the Company owned interests in 30 New York City office properties totaling approximately 24,258,700 square feet, making it New York’s largest office landlord. In addition, at March 31, 2010, the Company held investment interests in, among other things, eight retail properties encompassing approximately 374,812 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

Forward-looking Statement

This announcement includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof.  All statements, other than statements of historical facts, included in this announcement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements.  Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this announcement are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us.  These risks and uncertainties include the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular; dependence upon certain geographic markets; risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; risks relating to structured finance investments; availability and creditworthiness of prospective tenants and borrowers; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space; availability of capital (debt and equity); unanticipated increases in financing and other costs, including a rise in interest rates;  our ability to comply with financial covenants in our debt instruments; our ability to maintain our status as a real estate investment trust, or REIT; risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations; the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants; our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; changes in accounting principles and policies and guidelines applicable to REITs; and legislative, environmental, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Securities and Exchange Commission.  Except to the extent required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.